Filed pursuant to Rule 433

March 19, 2012

Relating to

Preliminary Prospectus Supplement dated March 19, 2012 to

Prospectus dated April 26, 2010

Registration Statement No. 333-166303

AK Steel Corporation (“AK Steel”)

Pricing Term Sheet

$300,000,000 8.375% Notes due 2022

Issuer:	AK Steel Corporation
Guarantee:	The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by AK Steel Holding Corporation (“AK Holding”), the parent of AK Steel.

Security Type:	Senior Notes

Ratings:*	B2 / BB-

Pricing Date:	March 19, 2012

Settlement Date:	March 22, 2012 (T + 3)

Principal Amount:	US $300,000,000

Maturity:	April 1, 2022

Benchmark:	2.000% UST Due 02/15/2022

Spread to Benchmark:	+601 bps

Coupon:	8.375%

Price to Public:	100.000%

Yield to Maturity:	8.375%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2012

Issuer:	AK Steel Corporation
Optional Redemption:

The Notes will be redeemable at AK Steel’s option at any time before April 1, 2017 at a redemption price equal to the principal amount of Notes being redeemed plus a “make-whole” premium of the Treasury Rate as of such redemption date plus 50 basis points plus accrued and unpaid interest to the redemption date.

The Notes will be redeemable at AK Steel’s option, in whole or in part, at any time on and after April 1, 2017 at the redemption price for the Notes (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period commencing on April 1 of the years indicated below:

Year	Redemption Price
2017	104.188%
2018	102.792%
2019	101.396%
2020 (and thereafter)	100.000%

At any time prior to April 1, 2015, AK Steel may redeem up to 35% of the principal amount of the Notes with the proceeds of offerings of AK Holding’s shares of common stock at a redemption price of 108.375% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date, if any.

CUSIP/ISIN:	001546 AM2 / US001546AM29

Use of Proceeds:	We intend to use the net proceeds from this offering to repay borrowings under the asset-backed revolving credit facility of AK Steel.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Wells Fargo Securities, LLC

Co-Managers:	Morgan Stanley & Co. Incorporated Barclays Capital Inc. FBR Capital Markets & Co. Fifth Third Securities, Inc. Goldman, Sachs & Co.

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Issuer:	AK Steel Corporation
PNC Capital Markets LLC UBS Securities LLC

*	Note: A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

AK Steel Corporation and AK Steel Holding Corporation have filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, AK Steel Corporation, AK Steel Holding Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, J.P. Morgan Securities LLC toll-free at 1-800-245-8812, Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by AK Steel Corporation and AK Steel Holding Corporation on March 19, 2012 relating to its prospectus dated April 26, 2010.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

March 19, 2012

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